EXHIBIT 99.1

FOR IMMEDIATE RELEASE

INNOVA ROBOTICS & AUTOMATION, INC. ANNOUNCES EXECUTIVE APPOINTMENTS

- Kenneth D. Vanden Berg Named Chief Financial Officer;

- Eugene Gartlan Appointed Executive Director of Strategic Development and
Named to Innova’s Board of Directors -

Fort Myers, FL, December 18, 2006 - Innova Robotics & Automation, Inc. (INRA.OB), a robotics technology firm, today announced the appointment of Kenneth D. Vanden Berg, CPA, as Chief Financial Officer. Effective immediately, Mr. Vanden Berg will succeed Eugene V. Gartlan who was today appointed Executive Director of Strategic Development. Mr. Gartlan was also named to the Company’s Board of Directors, increasing the number of Innova Board members to six. The appointments strengthen the Company’s management team and Board and further position the Company to execute on its growth strategy.

Mr. Vanden Berg, 54, most recently served as the Corporate Controller of Avocent Corporation. He brings over 30 years of executive and financial management experience in industries that include engineering, manufacturing, and distribution supply chain management. Mr. Vanden Berg has also led over 70 financial and strategic transactions throughout his 30-year career.

Mr. Gartlan, 62, most recently served as Innova’s Chief Financial Officer. In his new executive management role with the Company, Mr. Gartlan will drive Innova’s strategic development efforts, including active pursuit of strategic acquisitions to complement Innova’s current business platform.

“Through today’s appointments we believe that we have realigned Innova’s management team to more effectively meet our targeted growth objectives,” said Walter Weisel, Chairman & CEO of Innova. “Ken Vanden Berg offers significant public company financial management and transaction expertise, and has helped drive financial and operational growth for the companies he has worked with throughout his career. He also brings to Innova a deep background in industries such as manufacturing and supply chain management that benefit from our customer offerings. We welcome Mr. Vanden Berg to the Company and look forward to working with him.”

Mr. Weisel added, “Gene Gartlan’s appointment as Executive Director of Strategic Development is designed to accelerate our growth strategy, underscoring our commitment to building the Company both organically and through acquisition. Mr. Gartlan has served our management team well as CFO, and we look forward to tapping his executive skill set and knowledge of a wide range of industries to help us identify opportunities to expand our business going forward. In addition, we welcome Mr. Gartlan to our Board of Directors, a move that enhances his advisory role at Innova and strengthens our Board.”

Commenting on his appointment, Mr. Vanden Berg said, “This is an exciting opportunity to join a company with what I believe has a sound foundation and exciting prospects in a dynamic and emerging industry. Mr. Weisel has assembled a strong management team that is focused on building the Company through vision and execution, and I look forward to contributing to Innova’s future growth and success as Chief Financial Officer.”

“Looking ahead, the Company and its management team are intent on building the business,” said Mr. Gartlan. “I believe that Innova is at the forefront of an industry with tremendous growth potential, and we intend to pursue all strategic avenues before us to reach our objectives.”

Kenneth D. Vanden Berg Bio:

Kenneth D. Vanden Berg, CPA, carries approximately 32 years of accounting and financial management experience. He most recently served as Corporate Controller for Nasdaq-listed Avocent Corporation, a global manufacturer and distributor of KVM and digital switching systems and solutions for data centers. Prior to Avocent, Mr. Vanden Berg served as a Professional Consultant of Accounting & Finance for Jefferson Wells, a division of NYSE-listed Manpower, Inc., from 2000 to 2004. He was brought in to Jefferson Wells to launch the Investment Banking Group for middle market companies in the Midwest. Mr. Vanden Berg has also served executive roles at companies such as High Level Systems, Inc., Entela, Inc., and Paramount Companies, Inc. He earned Bachelor of Science degrees in accounting and finance as well as in economics and banking from Northern Michigan University.

About Innova Robotics & Automation, Inc.
Fort Myers, Fla.-based Innova Robotics & Automation (INRA.OB), pioneers innovative control and communication solutions that make robotics and automated systems more productive, powerful and profitable for customers in the telecommunications, manufacturing, aerospace, research, and service industries.  The company is chartered to continue expanding its growing suite of technologies through acquisitions and organic growth.  Innova operates through three subsidiaries, Robotic Workspace Technologies (RWT), CoroWare Technologies, and Innova Robotics, which offer convergent technology and expertise that bridge robots, facilities and business systems for greater functionality and ROA. Visit Innova online at www.innovaroboticsautomation.com.

Forward-Looking Statements:

Forward-looking statements such as "believe," "expect," "May," "plan," "intend," etc., contained herein are within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties and are based on the Company's beliefs and assumptions it made using information currently available to it and which reflect current views concerning those future events. Actual results could differ materially. Therefore, undue reliance should not be placed on any forward-looking statements, since they apply only as of today's date, and accordingly, reference should be made to the Company's periodic filings with the SEC.

Contacts:

Press:

Jennifer Gery
Brainerd Communicators, Inc.
212-986-6667
gery@braincomm.com

Or:

Sandra L. Brooks
INCOMM International Inc.
Tel: (904) 636-5085
7825 Baymeadows Way, Suite 101-A
Jacksonville, FL 32256
Email: slbrooks@incomminternational.com
URL: www.incomminternational.com

Investors:

Todd St.Onge
Brainerd Communicators, Inc.
212-986-6667
stonge@braincomm.com